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Exhibit 11
                        APPLIED MICROSYSTEMS CORPORATION

                        Computation of Earnings Per Share
                    (in thousands, except per share amounts)

                                                                                   THREE MONTHS ENDED SEPTEMBER 30,
                                                                                        1996         1995
                                                                                       ------       ------

Average shares outstanding                                                              6,523        1,101
Net effect of dilutive stock warrants and options based on the
   treasury stock method using average market price                                       605          124
Net effect of stock options issued during 12 months prior to the initial public offering at less than the offering price based on the treasury stock method using $10.00 per share, treated as
   outstanding for all periods presented                                                               518
Dilutive effect of Convertible Preferred Stock                                                       3,835
                                                                                       ======       ======
Total                                                                                   7,128        5,578
                                                                                       ======       ======

Net Income                                                                             $  967       $  452
                                                                                       ======       ======

Per share amount                                                                       $  .14       $  .08
                                                                                       ======       ======


                                                                                 NINE MONTHS ENDED SEPTEMBER 30,
                                                                                        1996         1995
                                                                                       ------       ------

Average shares outstanding                                                              6,468          857
Net effect of dilutive stock warrants and options based on the
   treasury stock method using average market price                                       629          308
Net effect of stock options issued during 12 months prior to the initial public offering at less than the offering price based on the treasury stock method using $10.00 per share, treated as
   outstanding for all periods presented                                                               507
Dilutive effect of Convertible Preferred Stock-                                                      3,835
                                                                                       ======       ======
Total                                                                                   7,097        5,507
                                                                                       ======       ======

Net Income                                                                             $2,665       $  844
                                                                                       ======       ======

Per share amount                                                                       $  .38       $  .15
                                                                                       ======       ======


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